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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRSTFED FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard

Santa Monica, CA 90401-1490

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 25, 2007

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of FirstFed Financial Corp. will be held in the Marquee Ballroom of the Doubletree Guest Suites at 1707 Fourth Street, Santa Monica, California 90401 on April 25, 2007 at 11:00 A.M., local time, for the following purposes:

(1)	To elect two directors to hold office for a three-year term and until their successors are duly elected and qualified.

(2)	To approve the FirstFed Financial Corp. Executive Incentive Bonus Plan.

(3)	To ratify the appointment of Grant Thornton LLP as independent auditors for 2007.

(4)	To transact such other business as may properly be brought before the annual meeting or any adjournment or adjournments thereof.

Your board of directors urges stockholders to vote FOR Items 1, 2, and 3.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on March 5, 2007 are entitled to vote at the Annual Meeting or any adjournments thereof.

If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

By Order of the Board of Directors

Ann E. Lederer
Corporate Secretary

Santa Monica, California

March XX, 2007

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the annual meeting and will save us the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares at the annual meeting if you desire to do so. You may revoke your proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with our Secretary. If your shares are held in the name of a brokerage firm or nominee, you will need additional documentation from your record holder in order to vote personally at the annual meeting.

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard

Santa Monica, California 90401-1490

PROXY STATEMENT

For 2007 Annual Meeting of Stockholders

To Be Held on April 25, 2007

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of FirstFed Financial Corp. for use at the annual meeting of stockholders to be held on April 25, 2007, and at any adjournment thereof. The approximate date of mailing of the notice, proxy statement and form of proxy for the meeting is March XX, 2007.

Only those stockholders of record at the close of business on March 5, 2007 will be entitled to vote at the annual meeting. We had a total of 23,909,464 shares of common stock outstanding at that date. Stockholders will be entitled to one vote for each share of common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the annual meeting.

All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the two director nominees named in this proxy statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the annual meeting but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the annual meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the board of directors determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the annual meeting.

If you are a participant in the First Federal Bank of California employee stock ownership plan and trust (ESOP), you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The proxy card indicates any common stock allocated to your ESOP account.

The board of directors does not know of any other business to be presented for action at the annual meeting. If any other business is properly presented at the annual meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder proxy may be revoked at any time before it is voted at the annual meeting by giving written notice of such revocation to our Secretary (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the annual meeting and voting in person.

The costs of this proxy solicitation will be paid by us. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,000 and reimbursement of reasonable out-of-pocket expenses. To the extent necessary, proxies may also be solicited by our officers and other employees in person, by telephone, or through other forms of communication. Our personnel who participate in this solicitation will not receive any additional compensation for such solicitation. We will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable out-of-pocket expenses incurred in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth below is based upon filings as of February 16, 2007 made by the listed entity with the Securities and Exchange Commission, (SEC). Except as set forth below, no person is known to us to own beneficially more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Marsh & McLennan Companies, Inc.	1,434,489	(1)	8.60%
1166 Avenue of the Americas
New York, NY 10036
Putnam, L.L.C. d/b/a Putnam Investments
1 Post Office Square
Boston, MA 02109

Barclays Global Investors, N.A	1,316,597	(2)	7.92%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd.
45 Fremont Street
San Francisco, CA 94105

Advisory Research, Inc.	1,301,628	(3)	7.835%
180 N. Stetson Street, Suite 5500
Chicago, IL 60601

Wellington Management Company, LLP	1,207,990	(4)	7.27%
75 State Street
Boston, MA 02109

Dimensional Fund Advisors, LP	1,085,618	(5)	6.53%
1299 Ocean Avenue
Santa Monica, CA 90401

OZ Management L.L.C.	1,051,761	(6)	6.3%
Daniel S. Och
OZ Master Fund, Ltd.,
9 W. 57th Street 39th Floor
New York, NY 10019

Mellon Financial Group	986,812	(7)	5.93%
c/o Mellon Financial Corporation
One Mellon Center
Pittsburgh, PA 15258

American Century Companies, Inc.	923,900	(8)	5.6%
American Century Investment Management, Inc.
4500 Main Street 9th Floor
Kansas City, MO 64111

Goldman Sachs Asset Management, L.P.	841,524	(9)	5.1%
32 Old Slip
New York, NY 10005

AXA Financial, Inc.	840,470	(10)	5.1%
1290 Ave of Americas
NY, NY 10104

1.	According to a filing on Schedule 13G with the SEC dated January 25, 2007, Marsh & McLennan Companies, as holding company for Putnam L.L.C. d/b/a Putnam Investments (“Putnam”) and Putnam indicated that Putnam has shared voting power over 156,375 shares and shared dispositive power over 1,434,489 shares. The filing indicates that Putnam Investment Management, LLC, a subsidiary of Putnam, has shared voting power over 14,218 shares and shared dispositive power over 725,927 shares; The Putnam Advisory Company, LLC, a subsidiary of Putnam, has shared voting power over 142,157 shares and shared dispositive power over 708,562 shares. According to the filing, both Putnam subsidiaries are registered investment advisors who hold securities beneficially owned by clients of such firms. The filers may be deemed to control such entities and therefore be deemed to be the beneficial owner of such shares.
2.	According to a filing on Schedule 13G with the SEC dated January 31, 2007, Barclays Global Investors, N.A. has sole voting and dispositive power over 806,204 of these shares, Barclays Global Fund Advisors has sole voting and dispositive power over 499,817 of these shares, and Barclays Global Investors, Ltd. has sole voting and dispositive power over 10,576 of these shares. The filers are deemed to be the beneficial owner of the shares reported as a result of holding such shares in trust accounts for the economic benefit of the beneficiaries of those accounts.
3.	According to a filing on Schedule 13G with the SEC dated February 14, 2007, Advisory Research, Inc. has sole voting and dispositive power over all 1,301,628 shares reported
4.	According to a filing on Schedule 13G with the SEC dated February 14, 2007, Wellington Management Company, LLP (“Wellington”) holds shared voting power over 68,490 shares and shared dispositive power over 1,207,990 shares. Wellington may be deemed to be the beneficial owner of the shares held by it as an investment advisor in accordance with the rules of the SEC
5.	According to a filing on Schedule 13G with the SEC dated February 1, 2007, Dimensional Fund Advisors, LP has sole voting and dispositive power over 1,085,618 shares as an investment adviser in accordance with rules of the SEC. The filer may be deemed to be the beneficial owner of the shares held by four investment companies as to which it serves as investment advisor or manager. The filer disclaims beneficial ownership of such securities.
6.	According to a filing on Schedule 13G with the SEC dated February 14, 2007, OZ Management L.L.C. indicated that it has sole and dispositive voting power over 1,051,761 shares, including an account for OZ Master Fund, Ltd. and Daniel S. Och, as Senior Managing Member of OZ Management, L.L.C., who may be deemed to control such entity and therefore be deemed to be the beneficial owner of such shares.
7.	According to a filing on Schedule 13G with the SEC dated February 12, 2007, Mellon Financial Corporation as a holding company for various subsidiaries holds sole voting power over 872,900 shares, shared voting power over 7,950 shares, sole dispositive power over 972, 412 shares and shared dispositive power over 6,000 shares.
8.	According to a filing on Schedule 13G with the SEC dated February 13, 2007, American Century Companies, Inc. is the holding company for American Century Investment Management, Inc., an investment advisor in accordance with rules of the SEC. The filer reports sole voting power over 823,375 shares and sole dispositive power over 923,900 shares.
9.	According to an amended filing on Schedule 13G with the SEC dated February 2, 2007, Goldman Sachs Asset Management, L.P. has sole voting power over 708,770 shares and sole dispositive power over all 841,524 shares reported. The filer is deemed to be the beneficial owners of the shares reported as a result of holding such shares in trust accounts for the economic benefit of the beneficiaries of those accounts
10.	According to a filing on Schedule 13G with the SEC dated February 14, 2007, the filer, pursuant to a joint filing agreement among AXA Financial, Inc. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, reports sole voting power over 341,693 shares and sole dispositive power over 840,470 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 16, 2007, information concerning the beneficial ownership of shares of our common stock by (i) our directors, (ii) our Chief Executive Officer, (iii) the other executive officers named in the summary compensation table in this proxy statement, and (iv) all current directors and executive officers as a group. The following summary is based on information furnished by the directors and officers. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated. As of February 16, 2007, there were 16,665,368 shares of our stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
David Anderson (2)	1,596	*
Brian E. Argrett	900	*
Jesse Casso, Jr.(3)	13,900	*
James P. Giraldin (4)	117,980	*
Douglas J. Goddard (5)	35,718	*
Christopher M. Harding (6)	33,127	*
Babette E. Heimbuch (7)	490,071	2.95%
Shannon Millard (8)	55,228	*
William G. Ouchi (9)	62,900	*
William P. Rutledge (10)	43,000	*
Steven L. Soboroff (11)	6,650	*
John R. Woodhull (12)	48,900	*

All directors and executive officers as a group (13 persons)	909,970	5.45%

*	Less than 1%
(1)	The number of shares shown for each person includes shares, if any, held beneficially or of record by the person’s spouse; voting and investment power of the shares indicated may also be shared by spouses. Includes, with respect to the named executive officers and all executive officers as a group, shares held through the First Federal Bank of California employee stock ownership plan and trust. ESOP contributions for 2006 are estimated and do not reflect pending forfeiture allocations and other adjustments. Includes, with respect to each nonemployee director, 900 shares of restricted stock which are subject to vesting requirements.
(2)	Includes 1,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(3)	Includes 12,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(4)	Includes 65,166 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(5)	Includes 22,104 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(6)	Includes 24,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(7)	Includes 100,554 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(8)	Includes 18,815 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(9)	Includes 36,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(10)	Includes 36,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(11)	Includes 4,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007
(12)	Includes 36,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 16, 2007

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides that our board of directors shall consist of not less than seven and not more than fifteen directors unless a greater number is fixed by the board of directors, that the directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of directors shall be elected for the term of three years and that one class of directors shall be elected annually. The class of directors scheduled to be elected at the annual meeting is composed of two directors who will be elected to serve a three year term until the annual meeting of stockholders in 2010 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Set forth below are the names of the persons nominated by the board of directors for election as directors at the annual meeting, as well as all other directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a director of the Bank and of our company. All of the nominees are presently directors. If any nominees should be unable to serve as a director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR NOMINEES

JAMES P. GIRALDIN AND BABETTE E. HEIMBUCH

Nominees for Election	Age	Position Held With Company	First Became Director (1)	Term to Expire (2)
James P. Giraldin	54	Director, President,
		Chief Operating Officer	2002	2010
Babette E. Heimbuch	59	Director, Chairman of the Board,
		Chief Executive Officer	1986	2010
Continuing Directors
Brian E. Argrett	43	Director	2006	2008
Jesse Casso, Jr.	51	Director	2003	2009
Christopher M. Harding	54	Director	1984	2009
William G. Ouchi	63	Director	1995	2008
William P. Rutledge	65	Director	1995	2008
Steven L. Soboroff	58	Director	1991	2009

(1)	The date given is the earlier of the date such director became a director of FirstFed Financial Corp. or our bank subsidiary First Federal Bank of California.
(2)	Term of service if re-elected as a director at the annual meeting.

Brian E. Argrett is the President and Chief Executive Officer of Fulcrum Capital Group, LLC. Prior to joining Fulcrum Capital Group in 1992, Mr. Argrett spent three years as a transactional attorney with the law firm of Pircher Nichols and Meeks in Los Angeles. Mr. Argrett also serves on the board of directors of Senor Snacks Holdings, Rhinotek Computer Products and Arts Transportation. Mr. Argrett became a director in 2006, having been appointed to fill a vacancy on the board left by the retirement of Charles Smith.

Jesse Casso, Jr. is the Managing Partner of Casmar Capital Partners, LLC. He was a Managing Director of Investment Banking at Merrill Lynch from 1996-2003. Prior to that he was an investment banker with Goldman, Sachs & Co. Mr. Casso serves on the board of directors of Entravision Communications Corporation, The California Endowment and is the Chairman of Camino Real Foods, Inc. Mr. Casso became a director in 2003.

James P. Giraldin joined us in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining us, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG LLP. Mr. Giraldin was appointed as our Chief Operating Officer and Senior Executive Vice President of the Bank and FFC in 1997. Mr. Giraldin was appointed as our President in April 2002. Mr. Giraldin also became a director in 2002. Mr. Giraldin serves on the board of directors of the Federal Home Loan Bank of San Francisco, California Bankers Association, America’s Community Bankers and the Executive Board of the Boys and Girls Clubs of Santa Monica.

Christopher M. Harding is a partner in the law firm of Harding Larmore Mullen Jakle Kutcher & Kozal, LLP. He is active in numerous civic and youth-serving organizations including the Santa Monica Chamber of Commerce, the Santa Monica Youth Athletic Foundation, Upward Bound House, Santa Monica Basketball Club, Community for Excellent Public Schools and the Boys & Girls Clubs of Santa Monica. He has served as a director of our bank subsidiary since 1984, and of the Company since 1987.

Babette E. Heimbuch has been Chairman of our board of directors since April 2002. Ms. Heimbuch has served as Chief Executive Officer since January 1997 and was Chief Operating Officer from 1989 to 1997. She joined us in 1982 as Senior Vice President, Chief Financial Officer. She was appointed Executive Vice President in 1985, and was elected a director of our bank subsidiary in 1986. In 1987 she was appointed Senior Executive Vice President and was elected a director of the Company. Prior to joining us, Ms. Heimbuch was employed by the accounting firm of KPMG LLP serving as the Audit Manager assigned to us. Ms. Heimbuch serves on the Board of Scope Industries. Ms. Heimbuch is also on the Board of Advisors of the Santa Monica-UCLA Medical Center.

William G. Ouchi is the Sanford and Betty Sigoloff Professor in Corporate Renewal for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan’s Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the board of The Alliance for College-Ready Public Schools and an advisory board of the Commission on Presidential Debates. Dr. Ouchi also serves on the board of directors of AECOM, The California Heart Center Foundation, The Conrad N. Hilton Foundation, The Japanese American National Museum, and Sempra Energy. Dr. Ouchi became a director in 1995.

William P. Rutledge was, until his resignation in March 1997, President and Chief Executive Officer of Allegheny-Teledyne, Incorporated. He joined Teledyne in 1986. Mr. Rutledge serves on the boards of AECOM, Sempra Energy Corp., Communications and Power Industries, Inc., and Lafayette College and is a Trustee of St. John’s Health Center Foundation and Los Angeles World Affairs Council. Mr. Rutledge became a director in 1995.

Steven L. Soboroff is President of Playa Vista, a real estate development corporation. He is Chairman Emeritus of Big Brothers and Big Sisters of Greater Los Angeles, Past President of the Recreation and Parks Commission for the City of Los Angeles and a former Senior Advisor to the Mayor of Los Angeles. Mr. Soboroff has been a director since 1991.

John R. Woodhull was President and Chief Executive Officer of Logicon, Inc., from 1969 to 1998. He serves on the boards of the Los Angeles Metropolitan YMCA and The Engineering Advisory Council of the University of Colorado. He also serves on the Advisory Board of Plant Equipment, Inc. Mr. Woodhull has been a director since 1988. Mr. Woodhull, who serves as a director as of the date of this proxy statement, has reached the age of 73 and will retire from the board of directors following the annual meeting of stockholders pursuant to our bylaws. Accordingly, the size of the board has been reduced to eight members effective with Mr. Woodhull’s retirement, in compliance with our certificate of incorporation and bylaws.

Corporate Governance.

The following are summaries of selected provisions of our corporate governance guidelines, which are available in their entirety at our website (www.firstfedca.com).

Director Independence. In accordance with our corporate governance guidelines, which are consistent with the applicable rules of the New York Stock Exchange (NYSE) and federal securities laws, we have established categories of immaterial relationships that are deemed not to have any bearing on a director’s independence. The corporate governance guidelines provide that no director will be considered non-independent solely as a result of any of the following relationships:

(i) if currently or at any time during the preceding three years the director was an employee or executive officer of, or a member of his or her immediate family was an employee or an executive officer of, another company that makes payments to or receives payments from us for property or services in an amount which is less than $1 million and less than two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

(ii) if currently or at any time during the preceding three years the director or a member of his or her immediate family was a director of another company that makes payments to or receives payments from us for property or services in an amount which is less than the greater of $1 million and two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

(iii) if the director or a member of his or her immediate family is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of indebtedness either of them owes to the other is less than one percent (1%) of the total consolidated assets of the other company;

(iv) if the director or a member of his or her immediate family serves as an officer, director or trustee of a tax exempt organization, and our discretionary contributions to the organization are no greater than the greater of $50,000 or one percent (1%) of that organization’s total annual consolidated gross revenues (determined for the most recent completed fiscal year);

(v) if the director or a member of his or her immediate family serves as a non-employee director of another company (and has not been determined by such other company to be non-independent), on whose board one or more of our other directors sit as non-employee directors;

(vi) if the director or a member of his or her immediate family maintains one or more deposit accounts with us, provided that there is no obligation or requirement to maintain the existence of such accounts and such accounts exist on terms and conditions that are no more favorable than those offered to the general public; or

(vii) if the director or a member of his or her immediate family maintains one or more loans with us, provided that there is no obligation or requirement to maintain the existence of such loans and such loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged in accordance with our Employee Loan Benefit Program.

The board will annually review all business, commercial and charitable relationships of the directors. Whether directors meet these categorical independence tests will be reviewed annually. The board will make its determination of director independence public annually prior to director elections. We will explain in our annual proxy statement the basis for any determination by the board that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth above.

These director independence guidelines are subject to future changes by the board, upon recommendation of the Governance Nominating Committee, as it may find necessary or advisable for us to achieve our governance objectives or as required by law or pursuant to the rules and regulations of the NYSE and the SEC. The board has determined that all of its current directors, other than Ms. Heimbuch and Mr. Giraldin, have no relationships with us that are outside of the categorical standards and are therefore independent directors pursuant to the corporate governance guidelines. Ms. Heimbuch and Mr. Giraldin are not independent, as they are executive officers of our company.

Board Meetings and Committees; Annual Meeting Attendance. We have standing Audit, Compensation and Governance & Nominating Committees. The board of directors has determined that each member of the Audit, Compensation and Governance & Nominating Committees meets the applicable laws and listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment.

Attendance at Meetings. During 2006 there were ten meetings of the board of directors. Each director attended at least 75% of the aggregate number of such meetings and of the meetings of the committees on which he or she served during the period during which he or she held a position on the board. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders. All board members attended our 2006 annual meeting of stockholders.

Meetings of Non-Management Directors. Our non-management directors meet separately on a regular basis, usually after each regular meeting of the board. The non-management directors each serve as presiding director of such meetings on a rotating basis.

Audit Committee. The Audit Committee currently consists of Messrs. Rutledge (Chair), Casso, Argrett, Ouchi and Woodhull, all of whom are independent directors. During 2006, the Audit Committee held four meetings. The board of directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NYSE, and that Messrs. Casso, Rutledge and Woodhull qualify as “audit committee financial experts” as defined by the rules of the SEC. The background of each of the members of the Audit Committee can be found in this proxy statement on pages 5-6. The board of directors has adopted a charter governing the duties and responsibilities of the Audit Committee. The Audit Committee Charter is available on our website (www.firstfedca.com), and is included as Appendix B to this proxy statement. Pursuant to the Charter, the functions performed by the Committee include:

•	providing direct communication between the board of directors and our internal and external auditors;

•	monitoring the design and maintenance of our system of internal accounting controls;

•	selection, evaluation, and, if necessary, replacement of the external auditors;

•

review of results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with our policies, plans and procedures and with laws and regulations;

•	review of the relationships between us and the external auditors to determine the independence of the external auditors; and

•

the preparation of the Audit Committee Report for inclusion in our proxy statement. The report of the Audit Committee is set forth in this proxy statement following the report of the Compensation Committee.

Compensation Committee. The Compensation Committee, which held four meetings in 2006, currently consists of directors Harding (Chair), Argrett, Rutledge, Soboroff and Woodhull, all of whom are nonemployee directors. The Compensation Committee’s Charter is available on our website (www.firstfedca.com). This Committee administers our salary and other compensation programs. The Compensation Committee is responsible for recommending compensation levels for our individual senior executives. Each officer’s target goals are set at the beginning of each year by management and approved by the Compensation Committee. Our President and CEO make recommendations as to the other senior management officers’ compensation to the Compensation Committee. After consideration of management’s recommendations, the Compensation Committee makes its recommendations to the board of directors, which has final approval of the compensation packages (management directors Heimbuch and Giraldin do not participate in discussion or approval of their own compensation packages). The Compensation Committee also evaluates director compensation levels and forms of compensation from time to time, and makes recommendations for any changes to director compensation to the board of directors for consideration. Occasionally, the Compensation Committee and/or our management hire outside compensation consultants to advise them. The most recent such consultant engaged by us was Hewitt Associates, an independent human resources consulting firm. The Compensation Committee also prepares the Compensation Committee Report for inclusion in our proxy statement. The report of the Compensation Committee is set forth in this proxy statement under the heading, “Report of the Compensation Committee of FirstFed Financial Corp.”.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2006 were independent directors, and none were our employees or former employees. During 2006, none of our executive officers served on the compensation committee or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or board of directors.

Governance & Nominating Committee. The Governance & Nominating Committee is comprised of directors Ouchi (Chair), Rutledge and Soboroff. The Governance & Nominating Committee held three meetings in 2006. The charter of this Committee is available on our website (www.firstfedca.com). The Governance & Nominating Committee is responsible for recommending governance guidelines; establishing a continuous process to help the board as a whole, as well as individual directors, become more valuable strategic assets; and identifying, evaluating and recommending director candidates, including candidates suggested by our stockholders (see “Shareholder Communications” below). The Governance & Nominating Committee periodically makes recommendations of qualified nominees for election to the board of directors. It identifies director candidates who are recommended by members of the board of directors, management, stockholders and others, which may include search firms. At a minimum, a board nominee is expected to have significant management or leadership experience which is relevant to our business, the absence of any conflicts of interest, as well as personal and professional integrity. The Committee does not assign specific weights to particular criteria and other than the general qualities described above, there are no specific qualities or skills that the Committee believes are necessary as a requirement for consideration for any prospective nominee. The Governance & Nominating Committee seeks to maintain a board that, as a whole, provides a mix of experience, knowledge and abilities to meet its current and future needs in order to fulfill its responsibilities. To achieve that mix, the Committee considers the current composition and capabilities of the existing board, as well as additional skills and experience considered useful in light of our current and future needs. The Committee approved the nomination of the candidates reflected in Proposal 1. The Committee is authorized by its charter to engage its own advisors.

Shareholder Communications.

Election of Directors. Our board of directors has amended our corporate governance guidelines to provide that in an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Governance & Nominating Committee shall consider the resignation offer and recommend to the board whether to accept it. The board (other than the director who has tendered his or her resignation) will act on the Governance & Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The board will promptly disclose their decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable).

Nominations for Directors. Our bylaws provide that only persons nominated in accordance with the procedures set forth in the bylaws shall be eligible for election as directors. Stockholder nominations must be made pursuant to written notice received by us not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. The notice must state the nominee’s name, age and address (business and residence), the nominee’s principal occupation or employment, and the class and number of shares of our common stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the stockholder making the nomination must disclose his or her name and address as they appear on our books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating stockholder to support such nominee, and the class and number of shares of our common stock beneficially owned by the nominating stockholder and any such supporting stockholders on the date of the notice.

The Governance & Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders suggestions should be provided to the Committee in writing at least one hundred twenty (120) days prior to the date of the next scheduled annual meeting. Stockholders should include in such communications the name and biographical data, and the number of shares of our common stock owned for both the proposed candidate and the individual making the proposal, as well as information regarding the relationship between the proposed candidate and the individual making the proposal. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. The Governance & Nominating Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. Stockholders may send any recommendations for director nominees or other communications to the board of directors or any individual director at the following address. All communications received are reported to the board or the individual directors:

Board of Directors (or Governance & Nominating Committee or name of individual director)

c/o Corporate Secretary

FirstFed Financial Corp.

401 Wilshire Blvd.

Santa Monica, CA 90401-1490

Attn: Stockholder—Board Communications

Transactions with Related Persons.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) generally prohibits loans by us to our executive officers and directors. However, this law contains a specific exemption from this prohibition for loans made by our bank subsidiary in compliance with federal banking regulations. Under these regulations, loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee. Additionally, such loans must not involve more than the normal risk of repayment or present other unfavorable features.

Employee Loan Benefit Program – Home Loans. In compliance with these regulations, our bank subsidiary makes loans and extensions of credit in the ordinary course of business to our executive officers, directors and employees. Home loans under the employee loan benefit program described below may be made at different rates than those offered to the general public; however, our bank subsidiary does not give preference to any director or officer over any other employee, and such loans do not involve more than the normal risk of repayment or present other unfavorable features. In addition, any loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, would be in excess of the greater of $25,000 or 5% of our bank subsidiary’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors of our bank subsidiary.

Directors, officers, and other employees of the Bank may obtain a loan under the employee loan benefit program or ELBP. To qualify under the ELBP, all real estate and home equity credit line loans are required to be secured by the employee’s residence. ELBP loans require ninety days of full-time employment with us. All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged. We have outstanding loans to directors Casso, Harding and Ouchi and to named executive officers Goddard and Millard in accordance with these policies.

ELBP real estate loans are written as adjustable mortgage loans (“AMLs”), and, for the first $650,000 of the loan amount, are modified while the person is employed by us as follows: for the first month of the loan, the rate is approximately equal to (but not less than) our bank subsidiary’s cost of funds during the month prior to the loan approval. Thereafter, the interest rate adjusts monthly to a rate approximately equal to the Federal Home Loan Bank of San Francisco’s Eleventh District Cost of Funds.

Other Related Person Loans. The firm of Harding Larmore Mullen Jakle Kutcher & Kozal, LLP, of which Mr. Harding is a partner, has a business line of credit with us in the maximum amount of $250,000. Mr. Harding has a business line of credit with us in the maximum amount of $100,000. The loans are made (i) in the ordinary course of business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Harding does not participate in board discussions regarding review and renewals of these lines of credit.

Other Corporate Governance Matters

Our board of directors has adopted a Code of Ethical Conduct for all of our employees, including our directors and officers. The Code of Ethical Conduct requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s and our stockholders’ best interests. Under the Code of Ethical Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. In order to encourage compliance with the Code of Ethical Conduct, we have established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. Our Code of Ethical Conduct prohibits retaliation against anyone who reports actual or apparent violations of the Code.

Information Relating to Executive Officers.

Set forth below are the names and ages of our current executive officers, other than Ms. Heimbuch and Mr. Giraldin, together with the positions held by these persons.

Name	Age	Title
David W. Anderson	38	Executive Vice President/Chief Credit Officer
Douglas J. Goddard	54	Executive Vice President/Chief Financial Officer
Edward O. Lanchantin	43	Executive Vice President/Commercial Banking Group
Brian Leonard	42	Executive Vice President/President of Wholesale Lending
Shannon Millard	44	Executive Vice President/President of Retail Banking Division

David W. Anderson joined us in July of 2004. Mr. Anderson was formerly with Unicon Financial Services, Inc. for twelve years, most recently as Partner. In that role, he provided consulting services in lending credit and compliance programs for small and medium sized financial institutions. During his last six months of employment with Unicon, Mr. Anderson served as acting Chief Credit Officer of Hawthorne Savings, where he was responsible for detailed loan reviews as well as establishment of credit and compliance programs.

Douglas J. Goddard joined us in April of 1997. Previously, Mr. Goddard served as Controller of California United Bank. He has held positions at Security Pacific Bank, Community Bank, and KPMG LLP.

Edward O. Lanchantin joined us in August of 2006. Mr. Lanchantin was formerly with Merrill Lynch Global Banking Group for sixteen years; most recently, Mr. Lanchantin was Director and Division Manager of the firm’s commercial group in the western United States, and in that role, he developed and executed sales and marketing strategies for commercial banking products and services. Prior to Merrill Lynch, he held positions with Union Bank in various credit-related functions.

Brian Leonard joined us in March of 2007. Mr. Leonard was formerly with Mandalay Mortgage for two years as a Senior Vice President and National Sales Manager. He has also held positions at United Capital Funding and Oakmont Mortgage Company (Ownit Mortgage).

Shannon Millard joined us in 1992. In November 2005 Ms. Millard became the Chief Lending Officer over both residential and income property lending. In January 2006 she became our bank subsidiary’s Executive Vice President/President of Real Estate Lending. In March of 2007 she became President of Retail Banking. Ms. Millard was our bank subsidiary’s Executive Vice President/Chief Credit Officer from 1994 through May 2004. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank.

Compensation Discussion and Analysis

Compensation Philosophy. Our senior management is compensated in the form of base salary plus cash and equity incentive compensation. These components of compensation are designed to be attractive in comparison to similar employers, allowing us to attract, retain and motivate talented employees with a high level of professional stature and experience, as well as to align management’s interests with the interests of our stockholders. The process of determining the appropriate level of each component consists of establishing overall compensation for each senior manager, and allocating that compensation between currently paid compensation and long-term compensation, and between base salary and incentive compensation. At the senior executive level, incentive compensation is generally designed to reward company-wide performance through awards tied primarily to the level of earnings and return on equity, and with a greater allocation to long-term compensation relative to other officers. For other levels of management, generally, incentive compensation is designed to reward the accomplishment of specific operational goals within specific areas of their job function, with greater relative allocation to currently paid compensation.

Overall Compensation Levels. We target the overall compensation levels for our management, including the named executive officers identified in this proxy statement, at the 75th percentile of our peer group within the savings and loan industry. Our human resources department participates in, obtains information from, and analyzes the results of salary and benefits surveys conducted annually by various banking and human resource groups. This includes the SNL Executive Compensation Review for Banks and Thrifts, which utilizes information obtained from other banks and thrifts throughout the United States. We have used this survey for over twelve years. Additionally, for the executive positions disclosed in this proxy statement, we compare compensation levels to institutions which we believe are comparable in terms of their asset size, lines of business, geographic location, and competitive need for talent acquisition and retention similar to those we seek to recruit. Periodically we use consultants to perform a study of the compensation of our senior management compared to similar companies, as well as to provide less company-specific data to assist us with establishment of other levels of compensation. The last such study was undertaken in 2005.

A review of other companies’ compensation provides a starting point for our analysis. With regard to the compensation of Babette Heimbuch, our Chairman of the Board and Chief Executive Officer, we also considered our growth and financial results under her leadership, along with the implementation of our earnings diversification strategies. The overall compensation of our CEO, before retirement benefits, was established in 2006 based on information obtained from surveys and review of other CEOs’ compensation arrangements for similar companies. Given the stability of our financial performance throughout Ms. Heimbuch’s tenure as CEO, as well as the challenges we expect to face in our industry (projected lower level of real estate activity in general, regulatory guidance which may require modifications to our core adjustable rate loan business, possible value declines for some portion of the property serving as collateral for the Bank’s loans, and competition for market share in our core products), the Compensation Committee determined that an increase in base compensation to $600,000 for 2007 (with correlating target increases to incentive compensation calculated as a percentage of base salary), was appropriate.

We followed a similar process for the evaluation of target levels of compensation for the Chief Operating Officer and President, James P. Giraldin, as well as the three other named executive officers. As to Mr. Giraldin, we set the overall base salary, before retirement benefits, at $417,780.00 for 2006. This is within the range of what is suggested by our analyses of comparable positions, and we believe it is appropriate given Mr. Giraldin’s position, his contribution to our financial health, and the leading role played by Mr. Giraldin in the savings and loan industry through his active participation on the boards of the Federal Home Loan Bank, America’s Community Bankers, California Bankers Association and other industry and community groups. His base salary was increased to $450,000 for 2007 (with correlating target increases for incentive compensation as a percentage of base salary), which we believe properly reflects inflation and the competitive marketplace for executives with Mr. Giraldin’s skills and experience. For all other named executive officers, following the process described above, adjustments were made to reflect inflation, peer compensation and adjustments resulting from a change in the scope of the executive’s responsibilities, in establishing the 2007 target compensation levels.

Allocation among Components. Our current compensation structure allocates base salary, cash bonus and equity compensation (in the form of stock options) as follows;

	Base Salary	Bonus Target	Equity Target
CEO	50%	25%	25%
COO	53%	23.5%	23.5%
EVPs	59%	20.5%	20.5%
SVPs	62%	19%	19%
VPs	73%	16.5%	16.5%
AVPs	80%	12%	8%

As shown, the most senior levels of management are the most heavily weighted in favor of performance-based compensation, while lower levels of management receive a greater portion of compensation as base salary. This practice is consistent with the practices observed at similar companies as well as with our compensation philosophy.

Base Salaries. We seek to provide our senior management with base salary at a level that will reflect the professional status and experience held by those individuals. Base salaries are designed to provide some certainty in compensation allocation. Due to the significant competition for executive employees in our geographic area, and the high cost of housing in Los Angeles which makes it difficult to attract qualified candidates from many other areas, we provide a greater allocation of total salary to base salary relative to the other two components (bonus and equity compensation), as these employees have a need for assured cash compensation in order to facilitate an appropriate lifestyle. For Ms. Heimbuch, the appropriate level of assured base salary for 2006 and 2007 was $556,980 and $600,000, respectively. This resulted in a targeted overall compensation of approximately $1,158,000 for 2006 and $1,244,230 for 2007, which we concluded was an appropriate overall compensation level. A similar analysis was performed for Mr. Giraldin, resulting in a base salary for 2006 of $417,780, base salary for 2007 of $450,000, and targeted overall compensation anticipated to be approximately $832,000 and $893,000, for 2006 and 2007, respectively. The process for salary determination for the other named executive officers was conducted in a consistent similar fashion.

Bonuses. Until recently, we felt that the adverse tax consequences of paying compensation in excess of $1 million was not significant, given that the levels of the most senior officers’ salaries were well below $1 million. As we have grown and the compensation of our CEO has increased, the board concluded that structuring the CEO’s compensation to meet the requirements imposed by federal tax law for deductibility of executive compensation in excess of $1 million was beneficial to us and our stockholders. Accordingly, the board approved an executive incentive plan designed to meet those requirements, subject to approval of our stockholders. See Proposal 2 in this proxy statement, Approval of Executive Incentive Compensation Plan. This plan is intended to qualify as performance-based compensation eligible for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, we reserve the right to use our judgment to make compensation payments that do not comply with the requirements of 162(m) if we believe that those payments are in the best interests of the stockholders, given changing business conditions or the executive’s performance.

We award cash bonuses based upon performance objectives. For certain of our key executives whose overall compensation may exceed $1 million, we anticipate that bonuses for 2007 and beyond will be made in accordance with the executive incentive plan (provided stockholders approve the plan as recommended). Currently, only the CEO has been identified as a participant in the executive incentive plan. For all management eligible for bonuses in 2006, and for senior management in 2007 other than the CEO, performance goals may include, but are not necessarily limited to, the performance goals identified in the executive incentive plan.

For 2006 and 2007, the performance goals for our CEO and COO include return on equity, accomplishment of the branch expansion strategy, achievement of goals by such individual’s subordinates, and capital and liquidity management. We selected these because they further our strategic plans, which are reviewed in the fourth quarter of each year, and which are believed to be in the best interests of stockholders by development of a community bank with consistent profitability. The targets for performance goals reflect our strategic plans, and we do not disclose the targets publicly for competitive reasons. The target goals are linked to operational objectives that we believe to be generally within the executives’ control, but other than for the CEO under the proposed executive incentive plan, the objectives provide some discretion for adjustment based on external factors beyond management’s control, such as federal monetary policies, lending regulations, the unforeseeable and cyclical real estate market, unique events that can have an impact on the financial markets (such as natural disasters) and the condition of the economy in which we conduct our business, such as general employment levels, as these factors may affect return on equity, stock appreciation and other target goals. The method of determining base salary and overall targeted compensation is described above. For 2006, the payout percentage was between approximately 73% and 250% of the target award opportunities. The Compensation Committee sets goals intending that the relative difficulty of achieving the target level is consistent from year to year.

Our CEO and COO have common performance goals for their bonuses, including achievement of acceptable corporate earnings in accordance with our financial plan, and achievement of our strategic objectives. Goal achievement can range from 0 – 100%, before any discretionary award by the board is made. Depending on the nature of the goals, the executive’s performance is evaluated on either an achieve/non-achieve standard, or on a percentage of accomplishment, as deemed appropriate by the Compensation Committee.

The remainder of senior management has performance goals that vary based upon the strategic goals for the relevant business unit, which may include operational performance or individual objectives. Funding for the annual incentive program for all officers is determined solely by the board, and our financial performance is a significant factor in determining any bonus award.

Generally, the Compensation Committee has discretion to make recommendations to increase the size of any award or payout as to the specific performance goals in cases where unforeseeable circumstances during the year, deemed to be outside of the employee’s control, made achievement of the goal particularly difficult to attain. The Compensation Committee also has the discretion to reduce the size of any award or payout as to any officer. Performance goals may be revised during the year should circumstances warrant such revision. Under the executive incentive plan proposed to be approved by stockholders in 2007, and consistent with Internal Revenue Service rules for deductibility of executive compensation in excess of $1 million, the Compensation Committee will not have any discretion to revise the performance goals so as to compensate the CEO in the absence of attainment of the previously-established goals.

Equity Compensation. Since going public in 1983, we have utilized incentive stock options to compensate management employees. This form of equity compensation is commonly used in rewarding and motivating employees in our industry. Our practice for many years has been to determine the dollar amount of equity compensation that we want to provide (in accordance with the overall allocation of target compensation shown above). Based on this amount, we then grant a number of stock options to acquire shares of common stock of our company at an exercise price equal to the fair market value on the date of grant. The closing price of the common stock on the day before the grant date was used as the fair market value until October 2006, at which time the stock option plan was amended to provide for use of the closing price of our stock on the date of grant as the fair market value. Subject to the policy on coordination of grants with the release of material non-public information (as described below), these awards are approved at the first meeting of the Compensation Committee and board each year following the availability of the financial results and assessment of performance goals for the prior year. These grants were made on February 23, 2006 for the last fiscal year and on January 26, 2007 for the current fiscal year. The schedule for meetings of the Compensation Committee and board is set several months in advance. Although an earnings announcement is typically also made at the time of such meetings in January, the board’s process is to delegate authority to the Compensation Committee to determine the effective date of the awards, which is typically after the dissemination of the earnings release. This process is intended to coordinate grants to executive officers with the release of material non-public information, whether positive or negative, in order to facilitate an exercise price at fair market value which reflects the investing market’s absorption of such information.

Incentive stock options are awarded based on goal achievement as well as the recipient’s management level, as shown above. The awards are also time-based, as the options generally vest over a six-year period. The current stock option plan under which awards to officers are made was approved by our stockholders in 2004. In establishing award levels, the Compensation Committee does not factor in prior awards that are fully vested.

Severance Benefits. We do not have a policy of providing severance benefits to any employees except as described below under “Change of Control Arrangements.”

Retirement Plans. We do not have a traditional defined benefit pension plan. A former pension plan was terminated and its benefits were disbursed to existing participants. That plan was replaced with a 401(k) plan pursuant to which we match employee contributions in an amount equal to up to 50% of an employee’s contributions (up to six percent of the employee’s compensation, capped at the current maximum set by the Internal Revenue Service) to the plan. In addition, we have an employee stock ownership plan, which is a profit sharing plan available to all eligible employees (generally, employees who meet the minimum hours of service requirement). Pursuant to this plan, at the end of the fiscal year, our board may authorize a contribution to the ESOP based on our net profits. The ESOP assets consist of common stock of the company which is allocated to the accounts of participants, and unallocated stock of the company which will be allocated in future years. Contributions to the 401(k) plan and ESOP are factored into account in the calculation of targeted overall compensation for senior management, as well as for other employees.

We also maintain an unfunded supplemental retirement plan or SERP for the current CEO and COO. Pursuant to the SERP, the CEO and COO will receive additional benefits payable upon retirement at age 60 (or reduced levels for early retirement under certain conditions). Additional details regarding the SERP are provided in a table below entitled “2006 Pension Benefits”.

Change in Control Arrangements. We believe that reasonable change of control arrangements for key executives (currently, five executive vice presidents, the COO and the CEO) are in the best interests of stockholders, in order to mitigate any reluctance of those executives to pursue potential change in control transactions that are in the best interests of stockholders, and to retain those executives during a period of possible instability resulting from a change in control. The cash components of any change in control benefits are paid in a lump sum and are based on a multiple of 3 times base salary (generally defined as the average salary during the previous five years) and bonus. In the event that change of control benefits are triggered, health and other insurance benefits are continued for three years. Terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, ESOP and SERP, although those benefits are not increased or accelerated.

Because of the tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the executive officers for the taxes, if any, imposed as a result of change in control benefits. All change in control benefits are “double trigger” (accelerated vesting is triggered by two events: a change in control plus a triggering termination under the change of control agreement), rather than “single trigger” (automated accelerated vesting upon a change in control).

Under the terms of the equity compensation arrangements applicable to these executive officers, a change of control will also cause all equity compensation to immediately vest.

Based on a hypothetical termination date of December 31, 2006 following a change in control, the termination benefits for our CEO and COO under the change of control agreements would have been as shown below. The payouts to other executives would be calculated in a similar manner, based on their salaries. The amounts earned through the assumed termination date are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment following a change of control.

	CEO	COO
Base Salary	$1,493,316	$1,119,960

Bonus	$1,224,000	$979,482

Healthcare and other Insurance benefits	$14,505	$14,505

TOTAL:	$2,731,821	$2,113,947

For purposes of these benefits, a change in control is generally deemed to occur if (a) a stockholder or group of stockholders acquires beneficial ownership of 15% or more of our common stock (the threshold is 25% for acceleration of stock options under the 1994 Stock Option and Stock Appreciation Rights Plan); or (b) 25% or more of the directors in office were not nominated for initial election to the board of directors by directors who were in office at the time of the current directors’ nomination; or (c) a merger or other transaction occurs in which stockholders prior to the merger do not own at least 50% of the voting power after the transaction; or (d) there is a liquidation or dissolution or the sale of all or substantially all of the assets.

Perquisites and Other Benefits. Senior management does not receive perquisites not given to other employees, and receive benefits on the same terms as other employees. These benefits include medical and dental insurance, life insurance, and eligibility to participate in the employee loan benefit program which offers reduced rates on home loans for all qualified employees.

Board Process. The Compensation Committee reviews all compensation and awards to executive officers, which includes the CEO, COO, executive vice presidents and senior vice presidents. The Compensation Committee makes its recommendation on compensation and awards to the board, which approves all compensation and awards for senior management. In making its recommendations as to the CEO and COO, the Compensation Committee reviews each person’s performance and compensation, has discussions with those individuals, consults with outside consultants where it deems appropriate, and establishes the compensation levels. For other senior officers, the Compensation Committee receives and evaluates the recommendations of the CEO and COO that generally, with occasional adjustments, are approved. The board has delegated option granting authority to the Compensation Committee.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensa- tion ($) (4)	Total ($)
Babette E. Heimbuch, CEO	2006	$556,980	—	—	$423,732	$650,000	$741,673	$30,839	$2,403,224
James P. Giraldin, President/COO	2006	$417,780	—	—	$282,879	$487,500	$457,401	$30,839	$1,676,399
David W. Anderson, Chief Credit Officer	2006	$225,000	—	—	$71,333	$78,750	—	$30,839	$405,922
Douglas J. Goddard, CFO	2006	$275,004	—	—	$93,272	$96,250	—	$30,839	$495,365
Shannon A. Millard, President of Retail Banking	2006	$360,000	—	—	$124,317	$115,000	—	$30,839	$630,156

Footnotes:

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” Refer to Note (1), “Summary of Significant Accounting Policies – Stock Option Plans” and Note (14), “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 1, 2007 for the relevant assumptions used to determine the valuation of our option awards. There were no forfeitures of stock options for these executives during the 2006 fiscal year.
(2)	All cash incentive plan awards are reported for the fiscal year for which they were earned. These awards are traditionally paid during the first quarter of the following fiscal year.
(3)	Present values calculated as of 12/31/2006 using a 5.75% discount rate; present values calculated as of 12/31/2005 using a 5.50% discount rate
(4)	Executives do not receive perquisites or other personal benefits, and operate under the same policies and procedures as other employees. In particular, officers are subject to the same travel and other expense reimbursement policies as other employees and with the exception of the SERP for the CEO and COO, participate in the same benefit programs as other eligible employees. ESOP contributions for 2006 are estimated and do not reflect pending other adjustments not yet made. Under the 401(k) plan, participants are permitted to make contributions on a pre-tax basis up to the IRS limitation, a portion of which is matched by us. For contributions made during 2006, one-half of an employee’s contribution (up to six percent of the employee’s compensation) will be matched, up to a maximum match of $6,600. Contributions to the 401(k) Plan are not permitted to be invested in common stock. Officers are eligible to participate in our ESOP and 401(k) savings plan on the same basis as other employees.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the awards granted during or for the fiscal year ended December 31, 2006 to each of our executive officers listed in the Summary Compensation Table above.

Name	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
		($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)
Babette E. Heimbuch	2/23/06	—	300,000	2,500,000	—	30,000	30,000	$59.20	$729,000
James P. Giraldin	2/23/06	—	202,500	—	—	20,000	20,000	$59.20	$486,000
David W. Anderson	2/23/06	—	84,000	—	—	7,000	7,000	$59.20	$170,100
Douglas J. Goddard	2/23/06	—	102,900	—	—	7,000	7,000	$59.20	$170,000
Shannon A. Millard	2/23/06	—	134,400	—	—	9,000	9,000	$59.20	$218,700

(1)	Options to purchase common stock were granted under the plan, which provides for the granting of options at an exercise price equal to the fair market value of common stock on the grant date. “Fair market value” is defined as the closing price of common stock on the grant date. All options granted become exercisable in installments beginning on the second anniversary date of the date of grant, and becoming 100% vested on the sixth anniversary date of the date of grant. The exercise price may be paid by delivery of already owned shares, subject to certain conditions. All options were granted for terms of 10 years, subject to earlier termination in certain events related to termination of employment.
(2)	Estimated non-equity incentive plan target awards are for the fiscal year ending December 31, 2007, based on current annual salaries for the named individuals. Target amounts assume achievement of 100% of goals. The CEO’s non-equity incentive plan maximum is based upon the Executive Incentive Bonus Plan being submitted to stockholders for approval at the annual meeting to which this proxy statement relates. Other than under this plan, which currently applies only to the CEO, there are no maximum award amounts, and the Compensation Committee has discretion to recommend a non-equity incentive plan award which is greater than the target award
(3)	Refer to Note (1), “Summary of Significant Accounting Policies – Stock Option Plans” and Note (14), “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 1, 2007 for the relevant assumptions used to determine the valuation of our option awards.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Babette E. Heimbuch	12,300		$10.875	1/30/2007
	19,200		$17.25	1/28/2008
	20,150		$16.125	1/27/2009
	23,950		$13.125	1/26/2010
	7,110	4,740	$31.4375	1/24/2011
	8,280	5,520	$26.75	1/24/2012
	2,908	11,632	$30.02	2/26/2013
	3,000	12,000	$43.00	2/24/2014
		27,000	$52.47	1/26/2015
		30,000	$59.20	2/23/2016
James P. Giraldin	17,400		$10.875	1/30/2007
	12,100		$17.25	1/28/2008
	12,800		$16.125	1/27/2009
	15,200		$13.125	1/26/2010
	4,800	3,200	$31.4375	1/24/2011
	5,580	3,720	$26.75	1/24/2012
	1,962	7,848	$30.02	2/26/2013
	2,000	8,000	$43.00	2/24/2014
		18,000	$52.47	1/26/2015
		20,000	$59.20	2/23/2016
David W. Anderson		5,000	$52.47	1/26/2015
		7,000	$59.20	2/23/2016
Douglas J. Goddard	6,400		$17.25	1/28/2008
	5,900		$16.125	1/27/2009
	6,775		$13.125	1/26/2010
	2,010	1,340	$31.4375	1/24/2011
	2,400	1,600	$26.75	1/24/2012
	653	2,612	$30.02	2/26/2013
	720	2,880	$43.00	2/24/2014
		5,000	$52.47	1/26/2015
		7,000	$59.20	2/23/2016
Shannon A. Millard	2,360		$16.125	1/27/2009
	3,320		$13.125	1/26/2010
	2,460	1,640	$31.4375	1/24/2011
	3,000	2,000	$26.75	1/24/2012
	1,305	5,220	$30.02	2/26/2013
	720	2,880	$43.00	2/24/2014
		7,000	$52.47	1/26/2015
		9,000	$59.20	2/23/2016

Options become exercisable in installments as follows: 20% on the second anniversary date of grant, an additional 40% on the fourth anniversary date of grant, and the remaining 40% on the sixth anniversary date of grant. The expiration date of each option occurs ten years after the date of grant of each option.

2006 OPTION EXERCISES AND STOCK VESTED

Option Awards
NAME	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Babette E. Heimbuch	8,040	$405,046.50	(1)

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

2006 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Babette E. Heimbuch	Supplemental Executive Retirement Plan	24	$7,307,655	(1)	- 0 -
James P. Giraldin	Supplemental Executive Retirement Plan	14	$2,863,444	(1)	- 0 -

(1)	Present values calculated as of 12/31/2006 using a 5.75% discount rate. The benefits shown above are annual benefits payable for life beginning at age 60. The accrued benefits shown above are calculated as though the executives terminate their employment at the date shown, and then begin receiving payments for life at age 60. Refer to Note (14), “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 1, 2007 for the relevant assumptions used to determine the present value of the benefits under the SERP.

2006 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total ($)
Brian E. Argrett (4)	$39,840	—	—	—	—		$39,840
Jesse Casso, Jr.	$46,840	—	$90,880	—	—		$137,720
Christopher M. Harding	$44,840	—	$90,880	—	$9,095	(5)	$144,815
William G. Ouchi	$45,840	—	$90,880	—	$10,000		$146,720
William P. Rutledge	$47,840	—	$90,880	—	—		$138,720
Charles F. Smith (6)	$16,680	—	$90,880	—	$-10,000		$117,560
Steven L. Soboroff	$42,840	—	$90,880	—	$10,000		$143,720
John R. Woodhull	$47,840	—	$90,880	—	$8,500		$147,220

1.	Babette Heimbuch, our CEO, and James P. Giraldin, our COO and President, both directors of our company, have been omitted from this table since they are employees and receive no compensation for serving on the board.
2.	Amounts calculated utilizing the provisions of Statement of Accounting Standards No. 123R, “Share-based Payments.” Refer to Note (14), “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 1, 2007 for additional information regarding these option awards. The full grant date fair value of the stock option awarded to each non-employee director, computed in accordance with FAS 123R, is $90,880.
3.	All Other Compensation includes matching charitable contributions made under our director matching contribution program.
4.	Mr. Argrett joined the board in April 2006.
5.	Mr. Harding’s compensation includes $2,395 which is our contribution to a whole life insurance policy premium paid by our bank subsidiary. Paid-up additions are utilized for the remainder of the premium cost.
6.	Mr. Smith retired in April 2006.

Our directors receive compensation for serving on the board of our bank subsidiary, First Federal Bank of California, and do not receive separate compensation for serving on the board of FirstFed Financial Corp. Officers who are directors receive no compensation for serving on the board. For 2006, outside directors received annual directors’ retainer fees of $24,840 and also received meeting fees for each meeting attended. Members of board committees also received additional fees for attending committee meetings.

Pursuant to the First Federal Bank of California 1997 Nonemployee Director Stock Incentive Plan, which terminated in 2006, each nonemployee director received an annual grant of nonstatutory stock options to acquire 4,000 shares of common stock. The options vest on the one-year anniversary of the grant date. During the year ended December 31, 2006, each director received options to acquire 4,000 shares of common stock, at an exercise price of $56.16 per share, the market value of common stock on the date of grant.

The 1997 Directors Stock Incentive Plan was terminated in April 2006, upon approval by the stockholders of the 2007 Nonemployee Directors Restricted Stock Plan. Under this plan, nonemployee directors will receive compensation in the form of shares of restricted common stock equal in value to 150% of the then-current retainer fee. Stock value is calculated at the fair market value of common stock on the date of the grant.

EQUITY COMPENSATION PLAN

The following table provides information as of December 31, 2006 with respect to compensation plans (including compensation arrangements) under which equity securities are authorized for issuance. We have no equity compensation plans not approved by security holders.

		Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options in column (a)	Number of securities remaining available for future issuance under equity comp. plans (excluding securities reflected in column (a))
Plan Category		(a)	(b)	(c)
Equity compensation Plans approved by security holders	1) Employee	640,380	$36.83	1,858,761
	2) Nonemployee Directors	180,000	$33.39	—	(1)

Equity compensation plans not approved by security holders		N/A	N/A	N/A

Total		820,380	$36.08	1,930,761

(1)	The Nonemployee Directors Stock Incentive Plan terminated in 2006 upon approval by stockholders of the 2007 Nonemployee Directors Restricted Stock Plan. This restricted stock plan reserves 200,000 shares for issuance; no shares were awarded during 2006 under the restricted stock plan.

REPORT OF THE COMPENSATION COMMITTEE

OF

FIRSTFED FINANCIAL CORP.

Decisions on compensation of the company’s executives are made by a Compensation Committee composed entirely of nonemployee directors appointed by the company’s board of directors. Each of the members of the Compensation Committee is independent as defined under the New York Stock Exchange’s listing standards. Set forth below is the report submitted by Messrs. Harding (Chair), Argrett, Rutledge, Soboroff and Woodhull.

The members of the Compensation Committee have the responsibility to oversee the company’s various compensation plans, including the annual bonus plan, stock option programs, ESOP, 401(k) Plan and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the board all aspects of compensation for officers at the level of senior vice president or above, as well as reviewing bonus compensation for certain vice presidents.

In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed the company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2006 with the company’s management. In reliance on the review and discussion referred to above, the Compensation Committee recommended to the board that, and the board approved, the compensation disclosures be included in the proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Compensation Committee of the Board of Directors:

Christopher M. Harding (Chair)
Brian E. Argrett
William P. Rutledge
Steven L. Soboroff
John R. Woodhull

AUDIT COMMITTEE REPORT

The board has appointed an Audit Committee consisting of the undersigned directors. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange’s listing standards and under the Securities Exchange Act of 1934. The board has adopted and operates under a written charter with respect to the Audit Committee’s roles and responsibilities.

Among other things, the Audit Committee has the delegated authority to provide independent, objective oversight of the company’s internal and independent auditors and matters relating to accounting, financial reporting, internal controls and auditing. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee periodically reviews the company’s internal auditing, accounting and financial controls and policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed audited financial statements for the fiscal year ended December 31, 2006 with the company’s management and Grant Thornton LLP, independent auditors. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Grant Thornton LLP with that firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that, and the board approved, the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the board also have recommended, subject to stockholder approval, the selection of Grant Thornton LLP as the company’s independent auditors for fiscal year 2007.

Respectfully Submitted,

THE AUDIT COMMITTEE

William P. Rutledge (Chair)
Jesse Casso, Jr.
William G. Ouchi
John R. Woodhull

The information in the Report of the Compensation Committee and the Report of the Audit Committee is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information is only incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Our Independent Auditors

Upon recommendation of our Audit Committee, the board has appointed Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2007.

Independent Auditors’ Fees

The following table sets forth the aggregate fees billed or estimated to be billed for services rendered to us for the fiscal years ended December 31, 2006 and December 31, 2005 by Grant Thornton LLP.

	2006		2005
Audit Fees (1):		$628,811		$389,530
Audit-Related Fees (2):	$	- 0 -	$	- 0 -
Tax Fees (3):	$	- 0 -	$	- 0 -
All Other Fees (4):	$	- 0 -	$	- 0 -
Total Fees:		$628,811		$389,530

(1)	Audit fees represent aggregate fees charged for annual audits and quarterly reviews. Audit fees in 2006 and 2005 also include audit services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees consist of aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit fees.
(3)	Tax fees consists of aggregate fees charged for professional services for tax compliance, tax advice, and tax planning.
(4)	All other fees represent aggregate fees charged for products and services other than those services previously reported.

Grant Thornton has not been approved by the Audit Committee to perform any non-audit services during fiscal 2007.

Audit Committee Preapproval Policy

All services to be performed for us by Grant Thornton must be preapproved by the Audit Committee or a designated member of the Audit Committee as provided in the Committee’s written policies for pre-approval.

PROPOSAL 2

DESCRIPTION OF PLAN FOR 2007 PROXY

Proposal for Approval of the FirstFed Financial Corp. Executive Incentive Bonus Plan

In January 2007, the board of directors adopted the FirstFed Financial Corp. executive incentive bonus plan, a performance-based plan intended to preserve the federal income tax deductibility to us of certain compensation paid to key executives. The plan is effective as of January 1, 2007, subject to approval by the holders of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote thereon at the annual meeting. Abstentions will have no impact on the vote. If a broker indicates on the proxy it does not have discretionary authority to vote certain shares on this proposal those shares will not be considered as present and entitled to vote on this proposal. Therefore, a broker non-vote will not be counted and will have no effect on the proposal to approve the executive incentive bonus plan.

For a number of years, executive bonus compensation has been based upon achievement of performance-based targets established by the Compensation Committee of the board. The plan formalizes the administration of this program to ensure compliance with certain tax regulations, as discussed in further detail below. The board believes that adoption of this plan is in the best interests of stockholders because it is designed to preserve the tax deductibility to us of executive compensation paid under the plan. Further, the plan continues to offer the benefit of having a portion of executive compensation directly linked to performance as measured using certain key factors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Description of the Plan

The plan is set forth in its entirety in Appendix A to this proxy statement and the following description is qualified in its entirety by reference to Appendix A. Capitalized terms used in this section entitled “Proposal 2 – Description of Plan for 2007 Proxy” but not otherwise defined shall have the meanings as set forth in the plan.

Purpose

The plan’s primary purpose is to preserve the federal income tax deductibility to us of certain compensation paid to key executives. In addition, although performance is always considered in setting such executives’ compensation, as discussed in the Compensation Discussion and Analysis herein, the plan links directly a portion of compensation to our performance, as measured using certain key factors.

Eligibility to Receive Awards

Key executives who are likely to have a significant impact on our performance are eligible to participate in the plan only if approved by the Compensation Committee no later than by the deadline set by Section 162(m) of the Internal Revenue Code. For the 2007 fiscal year, it is anticipated that the sole participant in the plan will be our CEO. It is possible that in future years other executive officers may be added as participants.

Awards and Administration of the Plan

No later than by the deadline set by Section 162(m) of the Internal Revenue Code (currently not later than 90 days after the commencement of the year), the Compensation Committee establishes each participant’s target award under the plan. Target awards are expressed as a dollar amount payable for attainment of specified levels of performance as determined under certain performance measures and actual awards are based on the level of our performance under the performance measures during a performance period.

The performance measures used in the plan are return on average assets, return on average equity, diluted earnings per share, general and administrative expenses to average assets and non-performing assets to total assets, as well as individual objectives set by the Committee in its discretion (provided that any individual objectives shall be objective and measurable). The Compensation Committee will use one or more such measures to set the performance standards that must be achieved in a performance period for a plan participant to earn the right to receive payment of an award. Using the performance standards thus established, the Compensation Committee will adopt, within the time required by Section 162(m) of the Internal Revenue Code, a payout table which includes the level of performance for which participants will receive their target awards, as well as the level of awards payable to participants for performance results that are greater than or less than the predetermined target levels. The Compensation Committee may modify prospectively the table from year to year provided that such modification occurs within the time required by Section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee may prospectively amend or terminate the plan at any time for any reason. Before any award is paid, the Compensation Committee will certify the level of performance achieved and the resulting awards earned.

No participant’s annual award under the Plan may exceed 150% of his or her target award, and in no event may any participant’s award exceed $2,500,000 for any performance period on an annualized basis. The Compensation Committee retains discretion to reduce, but not increase, the award for any plan participant that would otherwise be payable in accordance with the plan.

Awards under the plan generally will be payable in cash on or before the 20th day of the third month following the end of the performance period during which the award was earned.

Certain Federal Tax Aspects

Cash bonuses are taxable as ordinary income to participants upon receipt. Generally, we are entitled to an income tax deduction equal to the amount of income recognized by a participant. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to our CEO and to each of our four other most highly compensated executive officers. We generally may deduct compensation paid to such an officer only to the extent that the compensation does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m). Because compensation paid under the plan is intended to be performance-based under Section 162(m), adoption of the plan will preserve the tax deductibility of compensation paid under the plan to the CEO. However, if the proposal is not approved by the stockholders, and the Compensation Committee implements alternative methods of paying bonuses in lieu of the Plan, the future deductibility by us of any such bonuses may be limited by Section 162(m) of the Internal Revenue Code.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation of the Audit Committee, Grant Thornton, LLP has been appointed by our board as the auditor for 2007. Our stockholders are requested to ratify this appointment. A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR 2007.

SECTION 16 (a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish us with copies of all Section 16 (a) forms they file.

Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that, except as follows, all section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied. Mr. Christopher M. Harding, a member of our board, filed a report on Form 5 with respect to the sale of 14,000 shares of common stock on August 7, 2001, which was reported at the time of the sale as a sale of 12,000 shares due to an administrative error.

AVAILABILITY OF INFORMATION

Stockholders may access our corporate governance principles, the current charters for the Audit, Compensation and Governance & Nominating Committees, and our code of ethical conduct in the About Us—Investor Information section of our website at www.firstfedca.com. Any stockholder wishing a written copy of any of these documents may obtain one at no charge by written request to our Secretary.

STOCKHOLDER PROPOSALS

Any stockholder wishing to have a proposal considered for inclusion in our 2008 proxy solicitation materials must set forth such proposal in writing and file it with our Secretary on or before November 16, 2007. Such proposals must comply in all respects with the rules and regulations of the SEC. Stockholder proposals not included in our 2008 proxy solicitation materials must, in order to be considered at the 2008 annual meeting, be submitted in writing to our Secretary by no earlier than January 25, 2008 nor later than February 22, 2008.

Our board of directors will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2008 proxy solicitation materials for consideration at the 2008 annual meeting.

ANNUAL REPORT

UPON WRITTEN REQUEST OF ANY STOCKHOLDER SOLICITED HEREBY, WE WILL PROVIDE FREE OF CHARGE A COPY OF OUR 2006 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP., 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

We make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing on or through our website at www.firstfedca.com.

By Order of the Board of Directors

Ann E. Lederer, Corporate Secretary

APPENDIX A

FIRSTFED FINANCIAL CORP

EXECUTIVE INCENTIVE BONUS PLAN

EFFECTIVE JANUARY 1, 2007

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1 Purpose. FirstFed Financial Corp. (the “Company”) hereby establishes the FirstFed Financial Corp. Executive Incentive Bonus Plan (the “Plan”). The Plan is designed to preserve the deductibility of certain compensation paid to certain key executive officers of the Company. Further, the Plan is intended to offer the additional benefit of having a portion of executive compensation directly linked to performance of the Company.

1.2 Effective Date. The Plan is effective as of January 1, 2007, subject to the approval by an affirmative vote, at the 2007 Annual Meeting of Stockholders, or any adjournment thereof, of the holders of a majority of the outstanding shares of common stock of the Company that are present in person or by proxy and entitled to vote at such meeting.

SECTION 2. DEFINITIONS

2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings specified below:

2.1.1 “Board” means the Company’s Board of Directors.

2.1.2 “Committee” means the Compensation Committee of the Board of Directors, the members of which committee shall satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.1.3 “Earnings Per Share” means the number derived by dividing net earnings after taxes available to common stockholders for the Performance Period by the weighted-average number of common shares outstanding (calculated using daily averages, based on actual days during the year) for the Performance Period.

2.1.4 Efficiency Ratio” means the number derived by dividing General and Administrative Expenses by Total Revenue less interest expense.

2.1.5 “General and Administrative Expenses to Average Assets” means the ratio derived by dividing non-interest expense for the Performance Period by average assets for the Performance Period. For the purposes of this definition, average assets is computed by adding the beginning balance and each month-end balance during the year and dividing by a number equal to the sum of (i) the number of months included in such Performance Period and (ii) one.

2.1.6 “Maximum Award” means the maximum award pursuant to the Plan to any individual Participant for any one Performance Period, which shall be $2,500,000 on an annualized basis.

2.1.7 “Non-Performing Assets to Total Assets” means the ratio derived by dividing the sum of real estate acquired through foreclosure plus loans 90 days or more past due by the total assets of the Company as of the end of the Performance Period.

2.1.8 “Participant” means as to any Performance Period a key executive who is likely to have a significant impact on the performance of the Company. An employee must be approved as a Participant by the Committee. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

2.1.9 “Performance Measures” means one or more of the following selected by the Committee in its sole discretion: Return on Average Assets; Return on Average Equity; Earnings Per Share; General and Administrative Expenses to Average Assets; Efficiency Ratio; New Branch Openings and/or Branch Growth; Sales Productivity; Price of Company Stock; and Non-Performing Assets to Total Assets, as well as individual objectives set by the Committee in its discretion (provided that any individual objectives shall be objective and measurable). These performance goals and determination of results shall be based entirely on objective measures.

2.1.10 “Performance Period” shall be, with respect to a Participant, any period not exceeding 36 months, as determined by the Committee in its sole discretion.

2.1.11 “Return on Average Assets” means the percentage derived by dividing the Company’s net earnings after taxes for the Performance Period by the average assets for the Performance Period. For the purposes of this definition, average assets is computed by adding the beginning balance and each month-end balance during the Performance Period and dividing by a number equal to the sum of (i) the number of months included in such Performance Period and (ii) one.

2.1.12 “Return on Average Equity” means the percentage derived by dividing the Company’s net earnings after taxes for the Performance Period by the average stockholders’ common equity for the Performance Period. For the purposes of this definition average stockholders’ common equity is calculated by adding the beginning balance and each month-end balance during the Performance Period and dividing by a number equal to the sum of (i) the number of months included in such Performance Period and (ii) one.

2.1.13 “Target Award” means the target incentive opportunity for an individual, expressed as a dollar amount payable for the attainment of a target level of performance under the Performance Measures. The schedule of individual Target Awards shall be determined by the Committee in accordance with Section 3.1 below.

SECTION 3. AWARDS AND COMMITTEE DETERMINATIONS

3.1 Opportunity. The Committee shall approve participation in the Plan and establish the Performance Measures and Target Award for each Participant, based on his or her role and responsibilities, no later than the time permitted by Section 162(m) of the Code.

3.2 Awards. Payment under the Plan will be based on a payout table adopted by the Committee (in its sole discretion) in writing no later than the time permitted by Section 162(m) of the Code. The Committee reserves the right (in its sole discretion) to modify the table from year to year, provided that such modification is done no later than the time permitted by Section 162(m) of the Code. The payout table will provide 100% of a Participant’s Target Award if a certain level of performance, as determined using the Performance Measures, is achieved and greater or lesser awards for performance that exceeds or is less than, respectively, the level at which 100% of Target Awards are paid. No Participant’s award under the Plan may exceed 1.5 times his or her Target Award, and in no event may a Participant’s award under the Plan exceed the Maximum Award.

3.3 Reduction Prior to Payment. The Committee, in its sole discretion, may reduce (but not increase) the award for any Participant below the award that would otherwise be payable in accordance with the Plan.

3.4 Determination. The Committee shall determine and certify, in writing, the level of performance achieved based on a comparison of actual performance to the Performance Measures, and the respective percentage of Target Awards earned for the Performance Period prior to payment of awards.

SECTION 4. PAYMENT OF AWARDS

4.1 Right to Receive Payment. Any award that is payable under the Plan shall be paid solely from the general assets of the Company, normally on or before the 15th day of the third month next following the end of the Performance Period during which the award was earned, provided, however, that in any event payment shall be made within a time period that will prevent the payment from constituting deferred compensation. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.1.1 Employment for Performance Period. If a Participant’s employment with the Company continues for the entire Performance Period, the Participant shall be entitled to receive full payment of the award amount determined under Section 3 for such Performance Period in accordance with the terms of the Plan.

4.1.2 Resignation, Disability or Death. In the event of the death, disability or resignation of a Participant during a Performance Period, the Committee (in its sole discretion) will determine the amount of the partial award (if any) to be paid to such Participant for such Performance Period, provided that in no event shall such award be in excess of the Maximum Award. Payments will be made in cash at the same time as other awards to Participants are made for the same Performance Period.

4.1.3 Discharge. If during a Performance Period, a Participant’s employment terminates by reason of discharge, then the Participant will not be eligible for and shall forfeit any award under the Plan for the Performance Period.

4.2 Form of Payment. Awards under the Plan will be made in cash (or its equivalent).

4.3 Beneficiaries. Each Participant may designate, in writing and on such form as the Company may prescribe, one or more beneficiaries to receive any amount that is payable after the individual’s death. In the event of a Participant’s death, any award that is payable to such Participant shall be paid to his or her beneficiary or, in the event that no beneficiary has been designated, to his or her estate.

SECTION 5. ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two members of the Board, and each member shall qualify as an “outside director” under section 162(m) of the Code.

5.2 Rules and Interpretation. The Committee shall be vested with all discretion and authority as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons and shall be given the maximum deference permitted by law.

5.3 Records. The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

5.4 Tax Withholding. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.

5.5 Payments Not Deferred Compensation. No payment under this Plan is intended to be nonqualified deferred compensation pursuant to Internal Revenue Code Section 409A or any similar law or regulation, and this Plan shall be construed in a manner consistent with the foregoing.

SECTION 6. GENERAL PROVISIONS

6.1 Nonassignability. Prior to the time of any payment under the Plan, a Participant shall have no right by way of anticipation or otherwise to assign or transfer any interest under the Plan.

6.2 Employment Rights/Participation. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant or any other individual for the continuation of his or her employment for any Performance Period or any other period. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period or other accounting period such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in the Plan. Being a Participant in any one Performance Period does not confer any right to be named as a Participant for any succeeding Performance Period.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award made under the Plan.

6.4 Severability; Governing Law. If any particular provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards can be performed through the Company or any affiliate of the Company, as determined by the Committee.

SECTION 7. AMENDMENT AND TERMINATION

The Committee may prospectively amend or terminate the Plan at any time and for any reason. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Committee Purpose

The Audit Committee (“Committee”) is appointed by the Board of Directors to assist the Board in fulfilling its fiduciary and oversight responsibilities by monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the outside auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Membership, Organization, Meetings and Reporting

1.	The Audit Committee shall consist of at least three members who meet the requirements of the New York Stock Exchange regarding independence and financial knowledge.

2.	The members of the Committee shall be appointed by the Board of Directors on the recommendation of the Governance & Nominating Committee for a term of one year at the annual organizational meeting. The Committee will designate a chairman from its membership to preside over meetings.

3.	The Committee will establish its meeting schedule, including executive sessions with management, the Director of Audit Services and the outside auditors, and shall meet at least quarterly.

4.	The Committee will report, through its Chairman, its work and findings to the Board of Directors at its next regularly scheduled meeting following the Committee meeting, including any recommendations for Board actions when appropriate.

Responsibilities and Duties

The Company’s Management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing the financial statements. The Committee’s role is one of oversight and it does not provide any expert assurance or certification as to the Company’s financial statements or the work of the outside auditors or that of the internal auditors. The outside auditors and director of the internal audit function are, however, ultimately accountable to the Committee and the Board of Directors.

1.	The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

2.	The Committee, based on its reviews and discussions, will make a recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in its Annual Report to the Securities and Exchange Commission on Form 10-K.

The Committee will review and discuss with management and the outside auditors the audited financial statements and Forms 10-K and 10-Q, including disclosures, made in management’s discussion and analysis.

The Committee will discuss with the outside auditors the matters required to be discussed by the Statement of Auditing Standards No. 61.

Annually, the Committee will request disclosures from the outside auditors regarding the outside auditor’s independence as required by the Independence Standards Board No. 1.

3.	The Committee will prepare a report to stockholders in accordance with the requirements of the Securities and Exchange Commission to be included in the annual proxy statement.

4.	The Committee, in consultation with management, the outside auditors and the internal auditors, will discuss the adequacy of the Company’s internal controls over its financial reporting processes and compliance with designated laws in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA).

5.	The Committee will discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

6.	The Committee will review the appointment, performance, and replacement of the Director of Audit Services.

7.	The Committee will review significant reports prepared by the internal auditor together with management’s responses.

8.	Annually, the Committee will review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

9.	Annually, the Committee will review and reassess the adequacy of the Charter and submit it to the Board for approval. The Committee will include a copy of the Charter as an appendix to the Company’s proxy statements at least every three years, as required by the Securities and Exchange Commission regulations.

The Committee shall annually review its performance.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRSTFED FINANCIAL CORP.

				For	With- hold	For All Except
Proxy for Annual Meeting—April 25, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1.	ELECTION OF DIRECTORS (except as marked to the contrary below): Terms as Directors expiring 2010:	☐	☐	☐

The undersigned hereby appoints Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated herein all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 5, 2007, at the annual meeting of stockholders to be held on April 25, 2007, or any adjournment thereof. A vote FOR nominees Giraldin and Heimbuch, and FOR Proposals 2, 3 and 4 is recommended by the Board of Directors.

James P. Giraldin and Babette E. Heimbuch
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
				For	Against	Abstain

		2.	Approval of the FirstFed Financial Corp. Executive Incentive Bonus Plan.	☐	☐	☐

		3.	Ratification of Grant Thornton LLP as the Company’s independent auditors for 2007.	☐	☐	☐

		4.	In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4.

Please be sure to sign and date this Proxy in the box below.	Date

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Stockholder sign above	Co-holder (if any) sign above
+		+

é Detach above card mark, sign, date and mail using the enclosed envelope provided. é

FIRSTFED FINANCIAL CORP.

401 Wilshire Boulevard, Santa Monica, California 90401

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.